JONES DAY North Point • 901 Lakeside Avenue • Cleveland, Ohio 44114-1190 TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212

February 21, 2013

Cliffs Natural Resources Inc.

200 Public Square

Cleveland, Ohio 44114

Re:	Up to 31,050,000 Depositary Shares, each representing a 1/40th interest in a share of 7.00% Series A Mandatory Convertible Preferred Stock, Class A, without par value, of Cliffs Natural Resources Inc.

Ladies and Gentlemen:

We have acted as counsel for Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of up to 31,050,000 Depositary Shares (the “Depositary Shares”), which represent an ownership interest in 776,250 shares of the Company’s 7.00% Series A Mandatory Convertible Preferred Stock, Class A, without par value (the “Mandatory Convertible Preferred Stock”), convertible into an aggregate of up to a maximum of 42,531,136 shares of the Company’s common shares, par value $0.125 per share (the “Common Shares” and, when issued upon conversion of the Mandatory Convertible Preferred Stock, the “Conversion Shares” and, together with the Depositary Shares and the Mandatory Convertible Preferred Stock, the “Securities”), pursuant to an Underwriting Agreement, dated February 14, 2013 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”).

The Depositary Shares, each of which represents a 1/40th fractional ownership interest in a share of Mandatory Convertible Preferred Stock, will be issued under a Deposit Agreement, dated as of February 21, 2013 (the “Deposit Agreement”), by and among the Company and Wells Fargo Bank, N.A., as depositary (the “Depositary”), registrar and transfer agent, and the holders from time to time of the depositary receipts described therein.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The shares of Mandatory Convertible Preferred Stock will be validly issued, fully paid and nonassessable when (i) deposited with the Depositary pursuant to the Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are issued and delivered pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI
FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID • MEXICO CITY
MILAN • MOSCOW • MUNICH • NEW DELHI • NEW YORK • PARIS • PITTSBURGH • RIYADH
SAN DIEGO • SAN FRANCISCO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

JONES DAY

Cliffs Natural Resources Inc.

February 21, 2013

2. The Depositary Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement and the Deposit Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, and the depositary receipts representing the Depositary Shares will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

3. The Deposit Agreement has been authorized by all necessary corporate action of the Company and, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company.

4. The Conversion Shares initially issuable upon conversion of the Mandatory Convertible Preferred Stock, when issued and delivered upon conversion of the Mandatory Convertible Preferred Stock pursuant to the terms and conditions of the Mandatory Convertible Preferred Stock, will be validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that the Deposit Agreement will have been validly authorized, executed and delivered by the Depositary and each other party to the Deposit Agreement other than the Company.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.

The opinions expressed herein are limited to the laws of the State of Ohio and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

JONES DAY

Cliffs Natural Resources Inc.

February 21, 2013

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-186617) filed by the Company to effect registration of the Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day